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                                                                  Exhibit 99.d.4

                         EXPENSE LIMITATION AGREEMENT


     THIS EXPENSE LIMITATION AGREEMENT is made as of the 1/st/ day of August, 2001, by and between DEUTSCHE BANC ALEX. BROWN CASH RESERVE FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following:

     WHEREAS, the Advisor serves as the investment advisor to the Fund's Treasury Series pursuant to an Investment Advisory Agreement dated June 4, 1999; and

     WHEREAS, the Advisor has voluntarily agreed to waive its fees for the Treasury Series by 0.05%; and

     WHEREAS, the Fund and the Advisor desire to formalize this voluntary fee waiver arrangement for a period beginning on August 1, 2001 and ending on July 31, 2002.

     NOW THERETOFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Advisor agrees to waive its fees for the Treasury Series by 0.05% for the period from August 1, 2001 to July 31, 2002.

     2. Upon the termination of the Investment Advisory Agreement this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.


[SEAL]


                                                DEUTSCHE BANC ALEX. BROWN CASH
                                                RESERVE FUND, INC.

Attest:/s/Savonne Ferguson                      by:/s/Amy M. Olmert
       -------------------                         ----------------
Name:     Savonne Ferguson                      By: Amy M. Olmert
                                                Title: Secretary



                                                INVESTMENT COMPANY CAPITAL CORP.

Attest:/s/Savonne Ferguson                      by:/s/Edward J. Veilleux
       -------------------                         ---------------------
Name:     Savonne Ferguson                      By: Edward J. Veilleux
                                                Title: Executive Vice President